FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President and CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Jane Petrino (Investors) Tel: (212) 845-4274

Avalon Pharmaceuticals Reports First Quarter 2006 Results

GERMANTOWN, MD, May 10, 2006 — Avalon Pharmaceuticals, Inc. (Nasdaq and ArcaEx®: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced financial and operational results for the quarter ended March 31, 2006.

“During the first quarter of 2006, we made excellent progress on our internal product development programs, which are focused on new treatments for cancer, the discovery of biomarkers to guide development of our lead drug AVN944, and on our partnerships, which expand the use of our proprietary technology, AvalonRx®, into other disease areas,” stated Kenneth C. Carter, Ph.D., President and CEO of Avalon. “During the remainder of 2006, we look forward to continued progress on these programs and to sharing the ongoing results of the Phase I trial for AVN944.”

FIRST QUARTER AND RECENT OPERATIONAL HIGHLIGHTS

•	AVN944: Our U.S. Phase I clinical trial with AVN944 is underway and progressing on schedule. The trial has a sophisticated design that divides the hematologic malignancy field into two cohorts: acute leukemias in cohort one, and myeloma and lymphoma patients in cohort two. To date, some patients have gone through multiple dose cycles of AVN944 providing greater experience with the safety of continued dosing. No drug-related adverse effects have been reported. We have also now engaged Dr. Tibor Kovacscovics at Oregon Health Sciences University as an additional investigator, and have initiated patient recruitment there, which brings us to a total of five clinical trial sites. The four other sites currently involved are all leading cancer centers in the United States, include the University of Arkansas for Medical Sciences, The University of Texas MD Anderson Cancer Center, Stanford University, and The Ohio State University Comprehensive Cancer Center — Arthur G. James Cancer Hospital and Richard J. Solove Research Institute. Information on the trial, including other site locations when they initiate treatment, is available at the National Institutes of Health clinical trial database at www.ClinicalTrials.gov (a service of the U.S. National Institutes of Health developed by the National Library of Medicine).

•	Beta-catenin and Aurora kinase: Lead optimization continues on both the Beta-catenin and Aurora kinase pathway programs. Chemistry has been established for both programs, and analogs of both series are being synthesized in-house. We have initiated animal studies on the Aurora kinase pathway inhibitor program. As we have announced previously, we are developing a comprehensive plan for an expanded screening program for this year and we anticipate the initiation of at least three new screens in the second half of this year.

•	MedImmune and Novartis partnerships: The drug discovery collaboration with MedImmune is progressing well and in accordance with our expectations. A HITS screening signature has been selected, and we have entered the high-throughput screening phase of the project. The work on the partnership with Novartis is currently in the signature generation and assay development phase with work continuing at both Novartis and at Avalon.

•	Private Financing: As previously disclosed, in February 2006, Avalon raised $7.25 million through a private placement of common stock to Biotechnology Value Fund and other institutional investors. The proceeds from this financing will allow us to take greater advantage of the AvalonRx® engine in expanding our internal oncology drug discovery programs without compromising our progress on AVN944 and other more mature programs.

FINANCIAL DETAILS

•	Total revenues increased to $539,000, for the three months ended March 31, 2006, compared to $0 for the three months ended March 31, 2005. Substantially all 2006 revenues are related to our collaboration agreement with MedImmune, Inc. A small portion of revenue was attributable to our collaboration agreement with the University of Louisville.

•	Total costs and expenses from operations decreased to $5.4 million for the three months ended March 31, 2006, compared to $8.6 million for the three months ended March 31, 2005. This decrease is primarily related to the inclusion in the prior year period of a $5.0 million up-front payment under our in-license agreement with Vertex Pharmaceuticals, Inc. relating to AVN944. The decrease was offset somewhat by accrued bonuses for executives and staff (of which none were accrued in the prior year period), public company operating expenses and the stock option-related compensation expense associated with our implementation of FAS 123R.

•	Our net loss was $4.6 million for the first quarter of 2006, compared to a net loss of $8.7 million during the first quarter of 2005. The net loss per share applicable to common stockholders during the first quarter of 2006 was $(0.51) compared to a loss of $(70.49) in the comparable quarter of last year.

•	As of March 31, 2006, cash, cash equivalents and marketable securities totaled $31.4 million. Of this amount, $6.3 million was held in a restricted account to serve as collateral for our long-term debt.

CONFERENCE CALL & WEBCAST INFORMATION

Avalon Pharmaceutical’s senior management will host a conference call on Thursday, May 11, 2006 at 8:00 am EDT. During the call, Dr. Kenneth C. Carter, President and CEO, Gary Lessing, Executive Vice President and CFO and Dr. David Bol, Vice President, Pharmaceutical Development will discuss the quarterly results and other corporate activities. Live audio of the conference call will be available to investors, members of the news media and the general public by dialing (866) 713-8307 (in the U.S.) and (617) 597-5307 (internationally) and providing the participant passcode 67310263. To access the call by live webcast, please visit the Investor Relations section of our website at http://www.Avalonrx.com. An archived version of the webcast will also be available through June 30, 2006 on Avalon’s website.

About Avalon Pharmaceuticals, Inc.
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics for the treatment of cancer. Avalon seeks to discover and develop novel therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

This announcement contains, in addition to historical information, certain forward-looking statements that involve risks and uncertainties, in particular, related to progress in our drug discovery programs and our MedImmune and Novartis collaborations, use of the proceeds of the private placement in future drug discovery programs, the potential to expand Avalon’s cancer pipeline, the ability to take greater advantage of the AvalonRx® engine and clinical progress in the development of AVN944. Such statements reflect the current views of Avalon management and are based on certain assumptions. Actual results could differ materially from those currently anticipated as a result of a number of factors, risks and uncertainties including the risk that the discovery programs and collaborations may not be successful, the cancer pipeline may not be expanded, Avalon may not be able to take greater advantage of the AvalonRx® engine and AVN944 will not progress successfully in its clinical trials, and other risks described in our SEC filings. There can be no assurance that our development efforts will succeed, that AVN944 will receive required regulatory clearance or, even if such regulatory clearance is received, that any subsequent products will ultimately achieve commercial success. The information in this Release should be read in conjunction with the Risk Factors set forth in our 2005 Annual Report on Form 10-K and updates contained in subsequent filings we make with the SEC.

AVALON PHARMACEUTICALS, INC.

STATEMENTS OF OPERATIONS
(Unaudited)
Dollars in thousands except for per share amounts.

	Three Months Ended	March 31,
	2006	2005
Revenues	$539	—
Costs and expenses:
Research and development	3,149	7,392
General and administrative	2,253	1,165
Total costs and expenses	5,402	8,557

Loss from operations	(4,863)	(8,557)
Total other income (expense):	305	(145)

Net Loss	(4,558)	(8,702)
Accretion of convertible preferred
Stock issuance costs	—	(370)
Net loss attributed to common stockholders	$(4,558)	$(9,072)

Net loss attributed to common stockholders
per common share — basic and diluted	$(0.51)	$(70.49)

Weighted average number of
common share — basic and diluted*	9,009,437	128,690

* Includes the issuance of 2,700,000 shares of common stock and the conversion of all outstanding preferred stock and convertible notes into 5,525,166 shares of common stock upon the close of the
IPO in October 2005.

AVALON PHARMACEUTICALS, INC.

BALANCE SHEETS
(Unaudited)
Dollars in thousands.

	March 31,	December 31,
	2006	2005
ASSETS
Cash, cash equivalents and marketable securities	$31,437	$27,748
Total current assets	$25,681	$22,584
Restricted cash and securities	$6,313	$6,313
Total assets	$43,678	$41,282
LIABILITIES AND STOCKHOLDERS’ EQUITY
Total current liabilities	$4,642	$5,515
Long-term liabilities	$9,559	$9,884
Total stockholders’ equity	$29,477	$25,883
Total liabilities and stockholders’ equity	$43,678	$41,282

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